Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	55,798,360 	2,325,753
Ravi Akhoury	 	55,712,204 	2,411,909
Barbara M. Baumann	56,076,416 	2,047,697
Jameson A. Baxter	55,903,794 	2,220,319
Charles B. Curtis	56,010,140 	2,113,974
Robert J. Darretta	56,026,951 	2,097,162
Katinka Domotorffy	55,820,399 	2,303,715
John A. Hill	 	56,016,122 	2,107,992
Paul L. Joskow	 	56,033,013 	2,091,100
Kenneth R. Leibler	56,084,747 	2,039,367
Robert E. Patterson	56,033,022 	2,091,091
George Putnam, III	55,949,570 	2,174,544
Robert L. Reynolds	56,050,476 	2,073,638
W. Thomas Stephens 	56,039,534 	2,084,580

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
44,856,270 	1,516,541 	2,502,109 	9,249,194


A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
44,616,198 	1,494,803 	2,763,913 	9,249,199


All tabulations are rounded to the nearest whole number.